Exhibit 4.1

SHARE CERTIFICATE

OF

Great Future Technology Inc.

Incorporated in the Cayman Islands

Authorised Capital: US$50,000.00 divided into 430,000,000 Class A Ordinary Shares of par value US$0.0001 each and 70,000,000 Class B Ordinary Shares of par value US$0.0001 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON / CORPORATION IS THE REGISTERED HOLDER OF THE SHARE(S) SPECIFIED HEREUNDER SUBJECT TO THE LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

NAME AND ADDRESS	NO. OF SHARE(S)	CERTIFICATE NUMBER	DATE OF ISSUE

EXECUTED as a DEED by the Company ON THE DATE STATED ABOVE

Director

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE